Exhibit (p)(3)

BISYS FUND SERVICES

CODE OF ETHICS

JANUARY 1, 2006

I. INTRODUCTION

This Code of Ethics (the “Code”) sets forth the basic policies of ethical conduct for all Covered Persons, as hereinafter defined.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended, (the “1940 Act”) makes it unlawful for an affiliated person of any BISYS company that is appointed to serve as principal underwriter of a registered investment company, in connection with the purchase or sale by such person of a security held or to be acquired (as hereinafter defined) by any such registered investment company, to:

(1)	employ any device, scheme or artifice to defraud the Fund;
(2)	make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(3)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
(4)	engage in any manipulative practice with respect to the Fund.

II. DEFINITIONS

The following definitions are used for purposes of the Code.

“Access Person” is defined for purposes of this Code as all Covered Persons identified in Exhibit C. This Code covers certain BISYS associates that are not otherwise deemed Access Persons by law.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” of a security is defined under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, which provides that a Covered Person should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he/she obtains from such securities benefits substantially equivalent to those of ownership. He/she should also consider himself/herself the beneficial owner of securities if he/she can vest or revest title in himself/herself now or in the future.

“Code Compliance Officer” is the person designated by BISYS to oversee enforcement and ensure compliance with this Code pursuant to procedures established for such purpose. The Code Compliance Officer will have the responsibility of training all Covered Persons and Access Persons during the course of the New Associates Orientation and during the calendar year that the Code of Ethics became effective.

“Covered Persons” are all directors, officers and associates of the BISYS entities listed on Exhibit B hereto (collectively referred to as “BISYS”, excluding Non-BISYS Employee Registered Representatives identified in Exhibit H). Individuals registered with an entity identified in Exhibit B but not employed by BISYS and not reporting under an RIA’s code of ethics are considered Covered Persons for purposes of this Code.

“Covered Securities” include all securities subject to transaction reporting under this Code. Covered Securities do not include: (i) securities issued by the United States Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares of open-end investment companies other than shares of Reportable Funds and Exchange Traded Funds (“ETFs”); (iv) transactions which you had no direct or indirect influence or control; (v) transactions that are not initiated, or directed, by you; and (vi) securities acquired upon the exercise of rights issued by the issuer to all shareholders pro rata.

A security “held or to be acquired” is defined under Rule 17j-l (a)(10) as any Covered Security which, within the most recent fifteen (15) days: (A) is or has been held by a Fund, or (B) is being or has been considered by a Fund or the investment adviser for a Fund for purchase by the Fund. A purchase or sale includes the writing of an option to purchase or sell and any security that is convertible into or exchangeable for, any security that is held or to be acquired by a Fund.

“Material inside information” is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities.

“Non-BISYS Employee Registered Representative” is defined as any Registered Representative licensed with an entity identified in Exhibit B; but employed by a Registered Investment Advisor (“RIA”) and reporting under the RIA’s code of ethics.

A “personal securities transaction” is considered to be a transaction in a Covered Security of which the Covered Person is deemed to have beneficial ownership. This includes, but is not limited to, transactions in accounts of the Covered Person’s spouse, minor children, or other relations residing in the Covered Person’s household, or accounts in which the Covered Person has discretionary investment control. Covered Persons engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with BISYS. For example, Transfer Agent employees may not process transactions for their own account or influence others to effect improper transactions on their account or for the accounts of any direct family member. Additionally, Covered Persons should avoid situations that might compromise their judgment (e.g. the receipt of perquisites, gifts of more than de minimis value or unusual investment opportunities from persons doing or seeking to do business with BISYS or the Funds).

“Reportable Funds” are non-money market portfolios of investment companies (identified in Exhibit A), for which BISYS serves as principle underwriter or as a service or sub-service agent (e.g. Transfer Agent, Fund Administrator, etc…). BISYS reserves the right to monitor accounts, including retirement plan accounts, of Covered Persons and their direct family members for compliance with these requirements where BISYS is the recordkeeper of the account.

“RIA Code Compliance Officer” is defined as the person designated by an RIA to oversee enforcement and ensure compliance with the RIA’s code of ethics by all persons subject thereto, including, in particular, Non-BISYS Employee Registered Representatives.

III. RISKS OF NON-COMPLIANCE

This Code extends the provisions of Rule 17j-1(b) to all Covered Persons. Any violation of this Code may result in the imposition by BISYS of sanctions against the Covered Person, or may be grounds for the immediate termination of the Covered Person’s position with BISYS. Failure to comply with the RIA code of ethics by a Non-BISYS Employee Registered Representative may represent grounds for immediate deregistration. In addition, in some cases (e.g. the misuse of inside information), a violation of federal and state civil and criminal statutes may subject the Covered Person or Non-BISYS Employee Registered Representative to fines, imprisonment and/or monetary damages.

IV. ETHICAL STANDARDS

The foundation of this Code consists of basic standards of conduct including, but not limited to, the avoidance of conflicts between personal interests and interests of BISYS or its Reportable Funds. To this end, Covered Persons should understand and adhere to the following ethical standards:

(a)	The duty at all times to place the interests of Reportable Fund shareholders first;

(b)	The duty to ensure that all personal securities transactions be conducted in a manner that is consistent with this Code to avoid any actual or potential conflict of interest or any abuse of such Covered Person’s position of trust and responsibility; and

(c)	The duty to ensure that Covered Persons do not take inappropriate advantage of their position with BISYS.

V. RESTRICTIONS AND PROCEDURES

This section is divided into two (2) parts. Part A relates to restrictions and procedures applicable to all Covered Persons in addition to the aforementioned Rule 17j-1(b) provisions. Part B imposes additional restrictions and reporting requirements for those Covered Persons deemed to be Access Persons.

A. Restrictions and Procedures for all Covered Persons:

1.	Prohibition Against Use of Material Inside Information

Covered Persons may have access to information including, but not limited to, material inside information about Reportable Funds that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, investment company portfolios, information concerning certain underwritings of broker/dealers affiliated with an investment company that may be deemed to be material inside information, and information which involves a merger, liquidation or acquisition that has not been disclosed to the public.

Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.

2.	Prohibition Against Abusive Trading Practices in Shares of Reportable Funds

Engaging in short-term trading practices or other potentially abusive trading in shares of Reportable Funds may constitute violations of Rule 17j-1(b) and/or the stated policies of Reportable Funds. Accordingly, unless sanctioned by a particular Reportable Fund, Covered Persons are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in contravention of any stated policy of a Reportable Fund.

3.	Initial and Annual Certifications

Within ten (10) days following the commencement of their employment or otherwise becoming subject to this Code and at least annually within forty-five (45) days following the end of each calendar year, all Covered Persons shall be required to sign and submit to the Code Compliance Officer a written certification, in the form of Exhibit D hereto, affirming that he/she has read and understands this Code to which he/she is subject. In addition, the Covered Person must certify annually that he/she has complied with the requirements of this Code and has disclosed and reported all personal securities transactions that are required to be disclosed and reported by this Code. The Code Compliance Officer will distribute to all Covered Persons the Annual Certification and Holdings Report for completion following the end of each calendar year.